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                   MORGAN STANLEY DEAN WITTER ASSET MANAGEMENT


CODE OF ETHICS

-------------------------
(Print Name)


MORGAN STANLEY DEAN WITTER ADVISORS INC.
MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.
MORGAN STANLEY DEAN WITTER INVESTMENT GROUP INC.
MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT LIMITED
MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT COMPANY
MORGAN STANLEY ASSET & INVESTMENT TRUST MANAGEMENT CO., LIMITED
MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT PRIVATE LIMITED
MORGAN STANLEY DEAN WITTER DISTRIBUTORS INC.
MILLER ANDERSON & SHERRERD, LLP
MORGAN STANLEY & CO. INCORPORATED
MAS FUND DISTRIBUTION, INC.
MORGAN STANLEY DEAN WITTER SERVICES COMPANY INC.

Effective January 29, 2001

I.  INTRODUCTION

Morgan Stanley Dean Witter Advisors Inc. ("MSDW Advisors"), Morgan Stanley Dean Witter Investment Management Inc. ("MSDWIM"), Morgan Stanley Dean Witter Investment Group Inc. ("MSDWIG"), Morgan Stanley Dean Witter Investment Management Limited ("MSDWIM-Ltd"), Morgan Stanley Dean Witter Investment Management Company ("MSDWIM-Singapore"), Morgan Stanley Asset & Investment Trust Management Co., Limited ("MSAITM-Tokyo"), Morgan Stanley Dean Witter Investment Management Private Limited ("MSDWIM-Mumbai") and Miller Anderson & Sherrerd, LLP ("MAS") (each, an "MSDW Affiliated Adviser" and collectively, the "MSDW Affiliated Advisers") are subsidiaries of Morgan Stanley Dean Witter & Co. ("MSDW"). Each MSDW Affiliated Adviser, except for MSDWIG, is an investment adviser or manager of certain registered investment companies (each a "Fund", and collectively, the "Funds"). The MSDW Affiliated Advisers also serve as investment advisers to other clients, including institutional clients and individuals (each, a "Managed Account" and collectively, the "Managed Accounts").

This Code of Ethics (the "Code") is adopted by each MSDW Affiliated Adviser in keeping with the general principles and objectives set forth in Sections II. and
III. below, and to enforce the highest legal and ethical standards in light of their fiduciary obligations to the shareholders of the Funds and the Managed Accounts. It has also been adopted by: (i) Morgan Stanley Dean Witter Services Company Inc. ("Services"), a wholly owned subsidiary of MSDW Advisors; and (ii) Morgan Stanley Dean Witter Distributors Inc., and Morgan Stanley & Co. Incorporated, each

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a wholly-owned subsidiary of MSDW, and MAS Fund Distribution, Inc., a wholly-owned subsidiary of MAS (each, a "Distributor" and collectively, the "Distributors"), to apply to their directors, officers and employees who are Access Persons or Covered Employees (as those terms are defined in Section
IV. below).

The directors, officers and employees of each MSDW Affiliated Adviser, Services and the Distributors are also referred to the "Morgan Stanley Dean Witter Code of Conduct - Securities and Asset Management Businesses" (the "Code of Conduct"), the requirements of which all Employees are subject to.

II.   GENERAL PRINCIPLES

      A.  SHAREHOLDER AND CLIENT INTERESTS COME FIRST

          Every Employee (as defined in Section IV. below) of an MSDW Affiliated Adviser, Services and the Distributors owes a fiduciary duty to the shareholders of the Funds and to the Managed Accounts. This means that in every decision relating to investments, every Employee must recognize the needs and interests of the Fund shareholders and the Managed Accounts, and be certain that at all times the interests of the shareholders and other clients are placed ahead of any personal interest.

      B.  AVOID ACTUAL AND POTENTIAL CONFLICTS OF INTEREST

          The restrictions and requirements of this Code are designed to prevent behavior which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interests of the Fund shareholders or the Managed Accounts. It is of the utmost importance that the Personal Securities Transactions (as defined in Section VI., sub-section A., below) of Employees of each MSDW Affiliated Adviser, Services and the Distributors be conducted in a manner consistent with both the letter and spirit of this Code, including these principles, to ensure the avoidance of any such conflict of interest, or abuse of an individual's position of trust and responsibility.

      C.  AVOID UNDUE PERSONAL BENEFIT

          Employees of each MSDW Affiliated Adviser, Services and the Distributors must ensure that they do not acquire undue personal benefit or advantage as a result of the performance of their duties as they relate to the Funds or the Managed Accounts.

III.  OBJECTIVE

      Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for certain persons associated with investment advisers or principal underwriters of investment companies to engage in conduct which is deceitful,


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      fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by a registered investment company. In addition, Section 204A of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent misuse of material non-public information. The objective of this Code is to maintain the behavior of Employees within the general principles set forth above, as well as to prevent such persons from engaging in conduct proscribed by Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act. The designated Compliance Group for each MSDW Affiliated Adviser (each, a "Local Compliance Group") will identify all Access Persons and Covered Employees and notify them of their pre-clearance and reporting obligations at the time they become an Access Person or a Covered Employee.

IV.   ACCESS PERSONS AND COVERED EMPLOYEES

      "Access Persons" include all directors, officers and employees of an MSDW Affiliated Adviser, Services or the Distributors, and such other persons that may be so deemed by the Local Compliance Group from time to time, except those individuals who meet the following criteria: (i) directors and officers of the Distributors that do not devote substantially all of their working time to the activities of an MSDW Affiliated Adviser or Services; (ii) directors and officers of the Distributors that do not, in connection with their regular functions and duties, participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities on behalf of a Fund or Managed Account; and (iii) directors and officers of Distributors that do not have access to information regarding the day-to-day investment activities of an MSDW Affiliated Adviser; such persons are, however, subject to the Code of Conduct. In addition, any Employee of MSDWIM, MSDWIG, MSDWIM-Ltd., MSDWIM-Singapore, MSAITM-Tokyo, MSDWIM-Mumbai or MAS who is not an officer and does not in connection with their regular functions and duties, participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities on behalf of a Fund or Managed Account (a "Covered Employee") shall be exempt from the requirements contained in Section VI., sub-section D.2.(a) (Initial Listing of Securities Holdings and Brokerage Accounts Report), but shall otherwise remain subject to all other provisions contained herein pertaining to Access Persons. Access Persons and Covered Employees of each MSDW Affiliated Adviser, Services or the Distributors on leave of absence will not be subject to the pre-clearance and reporting provisions of the Code, provided that during the leave period the Access Person or Covered Employee does not engage in activities of the nature described in (ii) and (iii) above. Access Persons and Covered Employees will be referred to collectively as "Employees" throughout this Code to the extent they are subject to the same requirements or restrictions.

V.    GROUNDS FOR DISQUALIFICATION FROM EMPLOYMENT

      Pursuant to the terms of Section 9 of the 1940 Act, no director, officer or employee of an MSDW Affiliated Adviser, Services or the Distributors may become, or continue to


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      remain, an officer, director or employee without an exemptive order issued by the Securities and Exchange Commission if such director, officer or employee:

      A. within the past ten years has been convicted of any felony or misdemeanor (i) involving the purchase or sale of any security; or (ii) arising out of their conduct as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

      B. is or becomes permanently or temporarily enjoined by any court from: (i) acting as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

      It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Chief Legal Officer of MSDW Asset Management.

VI.   PERSONAL SECURITIES TRANSACTIONS

      A.  PROHIBITED CONDUCT

          No Employee shall buy or sell any "Covered Security" (defined as all securities with the exception of those described in sub-section C.3.) for his/her own account or for an account in which the individual has, or as a result of the transaction acquires, any direct or indirect "beneficial ownership" (as defined in sub-section C. 4.) (referred to herein as a "Personal Securities Transaction") unless:

          1.   pre-clearance of the transaction has been obtained; and

          2. the transaction is reported in writing to the Local Compliance Group in accordance with the requirements of sub-section D. below.

      B.  RESTRICTIONS AND LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS

          Except where otherwise indicated, the following restrictions and limitations govern investments and personal securities transactions by Employees:

            1. Securities purchased may not be sold until at least
               30 calendar days from the purchase trade date and may not be sold at a profit until at least 60 calendar days from the purchase trade date. Securities sold may not be repurchased until at least 30 calendar days from the sale trade date. In addition, securities sold may not be purchased at a lower price until at least 60 calendar days from the sale trade date. Any violation may result in


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               disgorgement of all profits from the transactions as well as other possible sanctions.

          2.   No short sales are permitted.

          3. No transactions in options or futures are permitted, except that listed options may be purchased, and covered calls written. No option may be purchased or written if the expiration date is less than 60 calendar days from the date of purchase. No option position may be closed at a profit less than 60 calendar days from the date it is established.

          4. No Employee may acquire any security in an initial public offering (IPO) or any other public underwriting.

          5a. Private placements of any kind may only be acquired with special permission from the Code of Ethics Review Committee (described in Section VII. below) and, if approved, will be subject to continuous monitoring by the Local Compliance Group for possible future conflict. Any Employee wishing to request approval for private placements must complete a Private Placement Approval Request Form and submit the form to the Local Compliance Group. A copy of the Private Placement Approval Request Form, which may be revised from time to time, is attached as EXHIBIT A. Where the Code of Ethics Review Committee approves any acquisition of a private placement, its decision and reasons for supporting the decision will be documented in a written report, which is to be kept for five years by the Local Compliance Group after the end of the fiscal year in which the approval was granted.

          5b. Any Employee who has a personal position in an issuer through a private placement must affirmatively disclose that interest if such person is involved in consideration of any subsequent investment decision by a Fund or Managed Account regarding any security of that issuer or its affiliate. In such event, the President or Chief Investment Officer of MSDW Asset Management shall independently determine the final investment decision. Written records of any such circumstance shall be sent to the Local Compliance Group and maintained for a period of five years after the end of the fiscal year in which the approval was granted.

          6. U.S. Employees are permitted to trade only between the hours of 9:30 a.m. and 4:00 p.m. (Eastern Standard Time). Employees outside the U.S. may execute trades (i) only during the time markets in the jurisdiction in which they are located are open if the trade is being executed in that market, or another market that has overlapping trading hours or (ii) in markets which open after the close of the market in which the Employee is located, by the next close of trading in that other market.


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      Restriction 7a. applies only to MSDW Affiliated Advisers' portfolio managers and research analysts (and all persons reporting to portfolio managers and research analysts). Restriction 7b. applies only to personnel in the trading department of each MSDW Affiliated Adviser.

          7a. No purchase or sale transaction may be made in any security or related security by any portfolio manager or research analyst (or person reporting to a portfolio manager or research analyst) for a period of seven (7) calendar days before or after that security is bought or sold by any Fund (other than Morgan Stanley Dean Witter Value-Added Market Series, Morgan Stanley Dean Witter Select Dimensions Investment Series - Value-Added Market Portfolio, and Morgan Stanley Dean Witter index funds, or Portfolios) or any Managed Account for which such portfolio manager or research analyst (or person reporting to a portfolio manager or research analyst) serves in that capacity.

          7b. No purchase or sale transaction may be made in any security or related security traded through the appropriate MSDW Affiliated Adviser's trading desk(s) (as determined by the Local Compliance Group) by any person on that trading desk on the same day that any Fund (other than Morgan Stanley Dean Witter Value-Added Market Series, Morgan Stanley Dean Witter Select Dimensions Investment Series-Value-Added Market Portfolio, and Morgan Stanley Dean Witter index funds, or Portfolios) or any Managed Account has a pending purchase or sale order in that same security or related security.

          7c. Any transaction by persons described in sub-sections 7a. and 7b. above within such enumerated period may be required to be reversed, if applicable, and any profits or, at the discretion of the Code of Ethics Review Committee, any differential between the sale price of the individual security transaction and the subsequent purchase or sale price by a relevant Fund or Managed Account during the enumerated period, will be subject to disgorgement; other sanctions may also be applied.

          8. No Employee of an MSDW Affiliated Adviser shall purchase or sell any Covered Security which to their knowledge at the time of such purchase or sale: (i) IS BEING CONSIDERED for purchase or sale by a Fund or a Managed Account; or (ii) IS BEING purchased or sold by a Fund or a Managed Account.

          IMPORTANT: Regardless of the limited applicability of Restrictions 7.a., and 7.b., each MSDW Affiliated Adviser's Compliance Group monitors all transactions by its Employees in all locations in order to ascertain any pattern of conduct that may evidence actual or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning. Each MSDW Affiliated Adviser's Compliance Group:
          (i) on a quarterly basis, will provide the Boards of


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          Directors/Trustees of the Funds it manages with a written
          report that describes any issues that arose during the previous quarter under this Code and, if applicable, any Funds' Sub-Adviser's Code of Ethics, including but not limited to, information about material violations and sanctions imposed in response to the material violations; and (ii) on an annual basis, will certify that the MSDW Affiliated Adviser has adopted procedures reasonably necessary to prevent its Employees from violating this Code. Also, as stated elsewhere in this Code, any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions as well as other possible sanctions.

      C.  PRE-CLEARANCE REQUIREMENT

          1.   PROCEDURES

               (a)   FROM WHOM OBTAINED

                     Subject to the limitations and restrictions
                     set forth in sub-section B. above, all
                     Employees are required to obtain
                     pre-clearance of a Personal Securities
                     Transaction by: (i) confirming that no open
                     orders exist in the same or related security
                     with the appropriate trading desk(s) (as
                     determined by the Local Compliance Group);
                     and (ii) having the transaction approved by
                     the Local Compliance Group.

                     Portfolio managers and research analysts (or persons reporting to portfolio managers or research analysts) seeking approval for a Personal Securities Transaction must obtain an additional approval signature from a designated Senior Portfolio Manager. Trading desk personnel at any MSDW Affiliated Adviser seeking approval for a Personal Securities Transaction must obtain an additional approval signature from their immediate supervisor.

                     A copy of the Personal Securities
                     Transaction Approval Form, which may be
                     revised from time to time, is attached as EXHIBIT B.

                     Each Local Compliance Group has implemented procedures reasonably designed to monitor purchases and sales effected pursuant to the aforementioned pre-clearance procedures.

               (b)   TIME OF PRE-CLEARANCE

                     All approved securities transactions,
                     whether executed through an MSDW brokerage account (as defined below) or an MSDW Online account, must take place: (i) for U.S. employees, prior to 4:00 p.m. (Eastern Standard Time) on the same day that the complete pre-clearance is obtained and (ii) for Employees located outside the


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                     U.S., as described in Section VI., sub-section
                     B.6. If the transaction is not completed on such date, a new pre-clearance must be obtained, including one for any uncompleted portion of a transaction. Post-approval is not permitted under the Code. Any trade that is determined to have been completed before approval will be considered a violation of this Code.

               (c)   PERMITTED BROKERAGE ACCOUNTS

                     ALL SECURITIES TRANSACTIONS MUST BE MADE
                     THROUGH A MORGAN STANLEY DEAN WITTER
                     BROKERAGE ACCOUNT(1) (AN "MSDW BROKERAGE
                     ACCOUNT") OR AN MSDW ONLINE ACCOUNT. NO
                     OTHER BROKERAGE ACCOUNTS ARE PERMITTED
                     UNLESS SPECIAL PERMISSION IS OBTAINED FROM
                     THE LOCAL COMPLIANCE GROUP. If you maintain accounts outside of MSDW, you must transfer your accounts to an MSDW brokerage account or an MSDW Online account as soon as practical (generally thirty days or less). Failure to do so will be considered a significant violation of the Code. In the event permission to maintain an outside brokerage account is granted by the Local Compliance Group, it is the responsibility of the Employee to arrange for duplicate confirmations of all securities transactions and monthly brokerage statements to be sent to the Local Compliance Group.

                     Prior to opening an MSDW brokerage account or an MSDW Online account, Employees must obtain approval from their Local Compliance Group. No Employee may open a brokerage account unless a completed and signed copy of an MSDW Employee Account Request Form is submitted to the Local Compliance Group for approval. No Employee may open an MSDW Online account unless a completed and signed copy of an MSDW Employee Account Request Form is submitted to the Local Compliance Group for approval. In addition, no Employee may apply electronically for an MSDW Online Account. A copy of the MSDW Employee Account Request Form, which may be revised from time to time, is attached as EXHIBIT C.

               (d)   PERSONAL SECURITIES TRANSACTION APPROVAL FORM

                     Pre-clearance must be obtained by completing and signing the Personal Securities Transaction Approval Form provided for that purpose and obtaining the proper pre-clearance signatures, as indicated in sub-section C.1.(a). The form must also indicate, as applicable, the name of the individual's Financial Advisor, the


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(1) MSDW brokerage account shall mean an account with an affiliated MSDW broker in the Employee's local jurisdiction.


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                     Branch Office Number, or whether the account is an
                     MSDW Online Account, as well as other required information.

                     If you have more than one account under your control, you must indicate on the approval sheet for which account the trade is intended. Additionally, unless your Local Compliance Group has informed you that it will obtain information directly from the MSDW affiliate(s) where you maintain your account or MSDW Online containing substantially the same information as trade confirms and account statements, please advise the MSDW affiliate(s) where you maintain your account or MSDW Online to have duplicate copies of your trade confirms and account statements sent to the Local Compliance Group for each account an Employee has, or as a result of the transaction acquires, any direct or indirect beneficial ownership. (as defined in sub-section C.4.)

               (e)   FILING

                     After all required signatures are obtained, the Personal Securities Transaction Approval Form must be filed with the Local Compliance Group by noon of the day following execution of the trade for filing in the respective individual's Code of Ethics file. The Employee should retain a copy for his/her records. (The Local Compliance Group will also retain a copy of the form if a pre-clearance request is denied.)

          2. FACTORS CONSIDERED IN PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

               In addition to the requirements set forth under sub-section C.1.(a) above, the Local Compliance Group and/or, if applicable, designated Senior Portfolio Manager/immediate trading room supervisor (as appropriate), in keeping with the general principles and objectives of this Code, may refuse to grant pre-clearance of a Personal Securities Transaction in their sole discretion without being required to specify any reason for the refusal. Generally, the following factors, among others, will be considered in determining whether or not to clear a proposed transaction:

               (a) Whether the amount or the nature of the transaction, or the person making it, is likely to affect the price or market of security that is held by a Fund or a Managed Account.

               (b) Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any Fund or Managed Account.

               (c) Whether the transaction is non-volitional on the part of the individual.


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          3.   EXEMPT SECURITIES

               (a) The securities listed below are exempt from: (i) the restrictions of Section VI., sub-sections B.1., B.7. and B.8.; (ii) the pre-clearance requirements of sub-section C.; and (iii) the initial, quarterly and annual reporting requirements of sub-section D. Accordingly, it is not necessary to obtain pre-clearance for Personal Securities Transactions in any of the following securities, nor is it necessary to report such securities in the quarterly transaction reports or the initial and annual securities holdings list:

                        (i)   U.S. Government Securities(2)
                        (ii)  Bank Certificates of Deposit;
                        (iii) Bankers' Acceptances;
                        (iv)  Commercial Paper;
                        (v)   High Quality Short-Term Debt Instruments
                              (including repurchase agreements);
                        (vi)  U.S. Government Agency Securities(2); and
                        (vii) Open-end investment companies (mutual funds.)
                              (Closed-end funds must be pre-approved.)

               (b) Transactions in redeemable Unit Investment Trusts and purchases under an issuer's direct stock purchase plan or automatic dividend reinvestment plan are exempt from the restrictions contained in sub-sections B.1., B.7. and B.8 and the pre-clearance requirement of sub-section C., but are subject to the initial, quarterly and annual reporting requirements of sub-section D. (All Employees wishing to utilize these types of plans must submit a memorandum to the Local Compliance Group stating the name and the amount to be invested in the plan. Any sale transactions from an automatic dividend reinvestment plan must be pre-approved.)

               (c) Due to the fact that Morgan Stanley Dean Witter & Co. stock ("MWD") may not be purchased by any actively managed Fund (other than index-type funds) or any Managed Account, transactions in such stock (including exercise of stock option grants) are exempt from the restrictions of sub-section
                        B.7. However, MWD stock holdings and transactions in MWD stock(3) remain subject to the quarterly and annual reporting requirements of sub-section D. as well as the 30-day holding period restriction and the 60-day short swing profit restriction in Section B.1. (except in connection with the sale of MWD stock acquired through the exercise of employee stock


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(2) For foreign offices, the equivalent shares
in fixed income securities issued by the government of their respective jurisdiction; however, such securities are subject to the initial and annual reporting requirements of sub-section D.

(3) In connection with the sale of MWD stock, periodic purchases through employer sponsored equity purchase plans shall not be looked to in calculating the 30-day holding period restriction or the 60-day short swing profit restriction, provided that stock in an amount greater than or equal to the amount being sold was held prior to the beginning of the applicable 30-day/60-day period.


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                        options) and the pre-clearance requirements
                        of sub-section C. The restrictions imposed by MSDW on Senior Management and other persons in connection with transactions in MWD stock are not affected by the exemption of MWD stock from the pre-clearance requirements of this Code, and continue in effect to the extent applicable.

          4.   ACCOUNTS COVERED

               An Employee must obtain pre-clearance for any Personal Securities Transaction if such Employee has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

               The term "beneficial ownership" shall be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934. Generally, a person is regarded as having beneficial ownership of securities held in the name of:

               (a)  the individual; or

               (b)  a husband, wife or a minor child; or

               (c)  a relative sharing the same house; or

               (d)  other person if the Employee:

                    (i) obtains benefits substantially equivalent to ownership of the securities;

                    (ii)  can obtain ownership of the securities
                          immediately or at some future time; or

                    (iii) can have investment discretion or otherwise
                          can exercise control.

               The final determination of beneficial ownership is a question to be determined in light of the facts of each particular case and the above is not an exclusive list of examples. If there are any questions as to beneficial ownership, please contact your Local Compliance Group.

          5.   EXEMPTION FROM PRE-CLEARANCE REQUIREMENT

               Pre-clearance is not required for any account where the Employee does not have direct or indirect beneficial ownership. In case of doubt as to whether an account is covered by this Code, Employees must consult with their Local Compliance Group.


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      D.  REPORT OF TRANSACTIONS

          1.   TRANSACTIONS AND ACCOUNTS COVERED

               (a)  All Personal Securities Transactions in
                    Covered Securities must be reported in the next quarterly transaction report after the transaction is effected. The quarterly report shall contain the following information:

                    (i) The date of the transaction, the title, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved;

                    (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                    (iii) The price at which the purchase or sale was effected;

                    (iv) The name of the broker, dealer, or bank with, or through which, the purchase or sale was effected; and

                    (v) The date the report was submitted to the Local Compliance Group by such person.

                    In addition, any new brokerage account(s) opened during the quarter without approval from the Local Compliance Group as well as the date(s) the account(s) was (were) opened must be reported. The report must contain the following information:

                    (i) The name of the broker, dealer, or bank with whom the account was established;

                    (ii)  The date the account was established; and

                    (iii) The date the report was submitted to the Local
                          Compliance Group.

               (b) An Employee need not make a quarterly transaction report if he/she: (i) maintains only an MSDW brokerage account or an MSDW Online Account AND the report would duplicate information contained in the broker trade confirms, system generated reports or account statements received by the Local Compliance Group; and (ii) has not opened any new brokerage accounts or mutual fund accounts with brokerage facilities without obtaining approval from their Local Compliance Group during the quarter.


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


          2.  TIME OF REPORTING

              (a) INITIAL LISTING OF SECURITIES HOLDINGS AND BROKERAGE ACCOUNTS REPORT

                   Each Access Person must, at the time of
                   becoming an Access Person, provide an
                   Initial Listing of Securities Holdings and
                   Brokerage Accounts Report to their Local
                   Compliance Group disclosing: (i) all Covered
                   Securities, including private placement
                   securities, beneficially owned by the Access
                   Person listing the title of the security, number of shares held, and principal amount of the security; (ii) the name of the broker dealer or financial institution where the Access Person maintains a personal account; and (iii) the date the report is submitted by the Access Person. New Access Persons will be required to provide a listing of all holdings in Covered Securities as of the date of commencement of employment as well as a listing of all outside brokerage accounts and mutual fund accounts with brokerage facilities. This report must be provided no later than 10 calendar days after a person becomes an Access Person.

              (b) QUARTERLY SECURITIES TRANSACTIONS AND NEW BROKERAGE ACCOUNT(S) REPORTS

                   Quarterly Securities Transactions and New
                   Brokerage Account(s) Reports must be
                   submitted by Employees within 10 calendar days after the end of each calendar quarter. Any new brokerage account(s) opened during the quarter without their Local Compliance Group's prior approval, as well as the date(s) the account(s) was (were) opened, must be reported within 10 calendar days after the end of each calendar quarter.

              (c) ANNUAL LISTING OF SECURITIES HOLDINGS REPORTS AND CERTIFICATION OF COMPLIANCE

                   The Annual Listing of Securities Holdings
                   Report and Certification of Compliance
                   requires all Employees to provide an annual listing of holdings of: (i) all Covered Securities beneficially owned, listing the title of the security, number of shares held, and principal amount of the security as of December 31 of the preceding year,
                   (ii) the name of any broker dealer or
                   financial institution where the account(s) in which Covered Securities were maintained, as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Code); and (iii) the date the report is submitted. The information must be current as of a date not more than 30 calendar days before the report is submitted. In the case of Employees maintaining MSDW brokerage accounts or MSDW Online Accounts for which broker trade confirms, system


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


                   generated reports or account statements are already received on a quarterly basis by the Local Compliance Group, an annual certification (Annual Certification of Compliance) that the holdings information already provided to the Local Compliance Group accurately reflects all such holdings will satisfy the aforementioned requirement.

          3.  FORM OF REPORTING

              The Initial Listing of Securities Holdings and Brokerage Accounts Report, Quarterly Securities Transactions and New Brokerage Account(s) Reports, and the Annual Listing of Securities Holdings Report and Certification of Compliance must be completed on the appropriate forms provided by each Local Compliance Group. By not submitting a quarterly transaction report form, an Employee will be deemed to have represented, that such person has: (i) only executed reportable transactions in an account as defined in Section VI., sub-section D.1. (b) above; or (ii) only traded securities exempt from the reporting requirements defined in Section VI., sub-section C.3.(a) above. Copies of the Initial Holdings Report, Quarterly Securities Transactions and New Brokerage Account(s) Reports, and the Annual Listing of Securities Holdings Report, which may be revised from time to time, are attached as EXHIBITS D, E, AND F, respectively.

          4.  RESPONSIBILITY TO REPORT

              The responsibility for reporting is imposed on each individual required to make a report. Any effort by an MSDW Affiliated Adviser, Services and/or the Distributors to facilitate the reporting process does not change or alter that individual's responsibility.

          5.  LEAVE OF ABSENCE

              Employees of each MSDW Affiliated Adviser, Services or the Distributors on leave of absence may not be subject to the pre-clearance and reporting provisions of the Code, provided they meet the requirements for such exception specified in Section IV. above.

          6.  WHERE TO FILE REPORT

              All reports must be filed by Employees with their Local Compliance Group.

          7.  RESPONSIBILITY TO REVIEW

              Each Local Compliance Group will review all Initial Listing of Securities Holdings and Brokerage Accounts Reports, Quarterly Securities Transactions and New Brokerage Account(s) Reports, and Annual Listing


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

              of Securities Holdings Reports and Certification of
              Compliance, filed by Employees, as well as broker confirmations, system generated reports, and account statements.

VII.  REVIEW COMMITTEE

      A Code of Ethics Review Committee, consisting of the President/ Chief Operating Officer, Chief Investment Officer, Chief Legal Officer, Chief Operations Officer, Chief Strategic Officer, Chief Sales and Marketing Officer, and the Chief Administrative Officer - Investments of MSDW Asset Management will review and consider any proper request of an Employee for relief or exemption from any restriction, limitation or procedure contained herein consistent with the principles and objectives outlined in Sections II. and III. of this Code. The Committee shall meet on an ad hoc basis, as it deems necessary upon written request by an Employee stating the basis for the requested relief. The Committee's decision is within its sole discretion.

VIII. SERVICE AS A DIRECTOR

      No Employee may serve on the board of any company without prior approval of the Code of Ethics Review Committee. If such approval is granted, it will be subject to the implementation of information barrier procedures to isolate any such person from making investment decisions for Funds or Managed Accounts concerning the company in question.

IX.   GIFTS

      No Employee shall accept directly or indirectly anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does business with any Fund or Managed Account, not including occasional meals or tickets to theater or sporting events or other similar entertainment.(4)

X.    SANCTIONS

      Upon discovering a violation of this Code, any of MSDW Affiliated Advisers, Services or the Distributors may impose such sanctions as they deem appropriate, including a reprimand (orally or in writing), demotion, suspension or termination of employment and/or other possible sanctions. The President/Chief Operating Officer of MSDW Asset Management, in his sole discretion, is authorized to determine the choice of sanctions to be imposed in specific cases, including termination of employment.


--------
(4) For MSAITM-Tokyo, the receipt of gifts shall not be in excess of (Y)20,000 per year.


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


XI.   EMPLOYEE CERTIFICATION

      All Employees of each MSDW Affiliated Adviser, Services and the Distributors are required to sign a copy of this Code indicating their understanding of, and their agreement to abide by the terms of this Code.

      In addition, all Employees of each MSDW Affiliated Adviser, Services and the Distributors will be required to certify annually that: (i) they have read and understand the terms of this Code and recognize the responsibilities and obligations incurred by their being subject to this Code; and (ii) they are in compliance with the requirements of this Code, including but not limited to the reporting of all brokerage accounts, and the pre-clearance of all non-exempt Personal Securities Transactions in accordance with this Code.


















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


I have read and understand the terms of the above Code. I recognize the responsibilities and obligations, including but not limited to my quarterly transaction, annual listing of holdings, and initial holdings reporting obligations (as applicable), incurred by me as a result of my being subject to this Code. I hereby agree to abide by the above Code.


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(Signature)                                (Date)


---------------------------
(Print name)




















MORGAN STANLEY DEAN WITTER ASSET MANAGEMENT Code of Ethics


Dated: January 29, 2001


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